Exhibit 10.1

SEPARATION AGREEMENT

     This Separation Agreement (“Agreement”) dated as of the 15th day of April, 2005, is between Brian Tierney (“Employee”) and Advanta Corp. (“Advanta” and, together with the Employee, the “Parties”). Intending to be legally bound, the Parties agree as follows:

     1. Termination of Employment. The Employee’s employment with Advanta shall terminate effective March 18, 2005 (“Termination Date”).

     2. Termination of Prior Agreements. Except as provided in Sections 3(a) and 3(b) below with respect to the vesting of the Restricted Shares (as defined below) and of the options to acquire 100,000 shares of Advanta’s Class B Common Stock out of the Initial Option Grant, all prior agreements between the Parties, including (without limitation) the letter agreement dated June 8, 2004 (the “June 8, 2004 Agreement”), excepting only the Asset Purchase Agreement, the General Releases dated as of the same date as this Agreement, and the Initial Option Grant documents, are hereby terminated. Capitalized terms in this Agreement shall have the same meaning as in the June 8, 2004 Agreement.

     3. Payments and Benefits. Subject to the conditions set forth in Sections 3, 4, and 8 of this Agreement, the Employee shall be entitled to the following payments and benefits (which shall be subject to any withholding tax requirements):

          (a) On the eighth business day after Employee executes this Agreement and the Release, so long as Employee shall not have revoked his execution of the Release (the “Vesting Date”), Employee shall vest in 200,000 restricted shares of Advanta Class B Stock (the “Restricted Shares”). Prior to Advanta delivering or transferring to Employee any certificate or certificates for such Restricted Shares, Employee shall remit to Advanta an amount sufficient to satisfy all federal, state, and/or local withholding tax requirements. Upon Advanta’s delivery or transfer of such Restricted Shares, such shares shall be freely tradable by Employee, without restriction. Employee represents and warrants that he has already paid all federal, state, and/or local taxes due and owing as to 50,000 shares of the Restricted Shares. Within three business days after the Vesting Date Advanta will notify Employee of the taxes due on the remaining 150,000 shares of the Restricted Shares (the “Remaining Restricted Shares”). Advanta will deliver or transfer the Remaining Restricted Shares to Employee after Advanta receives said amount due by certified check or wire transfer. By way of example only, it is estimated that if the closing stock price on the Vesting Date were $23.26 per share, the amount due to Advanta from Employee to satisfy his taxes would be $1,299,437.90.

          (b) On the Vesting Date Employee shall vest in options to acquire 100,000 shares of Advanta’s Class B Common Stock out of the Initial Option Grant. Subject to the terms and conditions of the Initial Option Grant documents, the Advanta Corp. 2000 Omnibus Stock Incentive Plan and except as may otherwise be provided in this Agreement, Employee may exercise such options within one year of the Termination Date. Unless sooner terminated in accordance with the terms and conditions described above, all such options expire on March 19, 2006 at 12:00 A.M. Upon vesting, all of the options will be immediately exercisable, and the shares received on exercise shall be freely tradable by Employee without restriction on resale or otherwise.

          (c) Pursuant to the terms and conditions of the Asset Purchase Agreement of the same date as this Agreement, Advanta shall purchase the remaining assets of T2 Group, LLC, excluding the remaining receivables, for the sum of $1,420,000.00 (ONE MILLION FOUR HUNDRED AND TWENTY THOUSAND DOLLARS), payable as follows: $570,000.00 payable on the Vesting Date, by wire transfer; the remainder payable in equal installments of $283,333.33, on June 14, 2006, June 14, 2007 and June 14, 2008, by wire transfer. Advanta shall pay the amount of $122,591.40, representing the unpaid July invoices, to T2 Group LLC on the Vesting Date, by wire transfer.

          (d) Advanta shall execute a General Release in favor of Employee, including a release of Employee from any non-compete commitments arising out of the June 8, 2004 Agreement, effective on the Vesting Date.

          (e) Employee acknowledges that Advanta is required to withhold taxes for $8,100 of compensation ($2,013 for personal car expenses paid by Advanta and $6,087 for country club dues paid by Advanta, both of which were reported on a W-2C issued to Employee but Employee has not paid the withholding taxes associated with such amounts). Accordingly, the Parties agree that Advanta will reduce the sum to be paid as per Paragraph 3(c) of this Agreement by $2,439.09 to cover the amount of the withholding taxes due on the compensation described above.

     4. Conditions with Respect to Payment; Timing of Payments; Manner and Method of Payment. As a condition of receiving the payments and benefits referenced in Section 3 of this Agreement (collectively “Payments”), the Employee and the remaining members of T2 (whom Employee represents and warrants to be Eric Hollreiser, Maxene Fernstrom, Hilary Vadner and Alison Grove), and

Fernstrom Inc., must sign the General Releases that follow this Agreement as of the same date as this Agreement, and they must not exercise their right of revocation under the General Releases. The Payments will then be made in accordance with the timetable set forth in Section 3 of this Agreement.

     5. No Additional Compensation. The Employee acknowledges and agrees that he shall not under any circumstances be entitled to any salary, wages, bonuses, compensation, benefits, or remuneration (“Compensation”) of any sort from Advanta or any of the “Released Parties” (as defined in the General Release) except for the Payments (provided that Employee retains any rights he may have under COBRA to purchase benefits at his own expense). As of the Termination Date, the Employee’s participation in all of Advanta’s benefit plans and programs shall cease in accordance with the terms of such plans and programs. The General Release shall serve to release any claims that the Employee may have, or may claim to have, for any Compensation not expressly provided for in this Section 5 (including, without limitation, any compensation under the June 8, 2004 Agreement).

     6. Consideration. The Parties acknowledge and agree that this Agreement and the General Releases are supported by adequate and sufficient consideration, and Employee acknowledges that consideration for this Agreement and General Releases is adequate under 29 U.S.C. § 626(f)(1)(D).

     7. Indemnification. Notwithstanding any provision of this Agreement or any General Release executed by Employee, Employee shall be entitled to all rights of indemnification, advancement of expenses and exoneration from personal liability as set forth in Advanta’s bylaws and restated certificate of incorporation as of the Termination Date.

     8. Miscellaneous.

          (a) Acknowledgments. The Parties acknowledge and agree that they have carefully read and understand the terms of this Agreement (and the General Releases); that they have had a sufficient opportunity to consult with counsel concerning this Agreement; that they sign this Agreement freely, knowingly, and voluntarily; that they are not relying upon any promises not expressly set forth herein in entering into this Agreement; and that this Agreement shall not be subject to claims of fraud, duress, or coercion.

          (b) Integration. This Agreement together with the Asset Purchase Agreement, the Initial Option Grant documents, and General Releases constitute the complete agreement between the Parties with respect to its subject matter. It shall supersede and be merged with all prior agreements (except as provided for above in Section 2 of this Agreement).

          (c) Severability. The invalidity or unenforceability of any provision of this Agreement (or the General Releases) shall not affect the validity or enforceability of any other provision. All invalid or unenforceable clauses shall be severed.

          (d) Modification. This Agreement may not be modified except by a written instrument signed by both the Employee and a duly authorized agent of Advanta.

          (e) Cooperation. Without requiring any additional compensation, the Employee shall, to the fullest extent possible, comply with all reasonable requests made by Advanta to meet and confer with Advanta in good faith (at times, and for such duration with due regard for the Employee’s other engagements whenever possible), or otherwise cooperate with and assist Advanta, regarding: (i) transition issues relating to departure of Employee from Advanta, (ii) the defense of any employment-related claims asserted against Advanta (or any of the other Released Parties as defined in the General Release by Brian Tierney)and (iii) other business matters selected by Advanta in its reasonable discretion. In the event the Employee is required to expend a considerable amount of time extending cooperation in any such matter, the Parties shall in good faith negotiate fair compensation to Employee for his time in doing so.

     Intending to be legally bound, the Parties sign below.

/s/ Brian Tierney
Brian Tierney

/s/ Elizabeth H. Mai
Advanta Corp.
By: Elizabeth H. Mai Senior Vice President